Company Contact:	Investor Relations Contact:
Mr. Xiqun Yu	Mr. Crocker Coulson
Chairman and CEO	President
China Education Alliance, Inc.	CCG Investor Relations
Tel: +86-451-8233-5794	Tel: +1-646-213-1915 (NY Office)
E-mail: yxq@edu-chn.com	E-mail: crocker.coulson@ccgir.com
www.chinaeducationalliance.com	www.ccgir.com

For Immediate Release

China Education Alliance Inc.’s Wholly-owned Subsidiary Invests in New Media Joint Venture Company to Gain Additional Distribution Channel for Educational Content

Harbin, Heilongjiang Province, China - July 9, 2008 - China Education Alliance, Inc. (OTC Bulletin Board: CEUA.OB) (“China Education Alliance” or “the Company”), a leading distributor of educational resources, offering high-quality programs and training both through online networks and an on-site training center in China, today announced that its wholly-owned subsidiary, Harbin Zhong He Li Da Education Technology, Inc. (“Harbin ZHLD”) invested in a joint venture company, Harbin New Discovery Media Co., Ltd. (“Harbin Media”), with Harbin Daily Newspaper Group (“Harbin Daily”).

Harbin Media was incorporated on June 8, 2008 with registered capital in the amount of $875,000. China Education Alliance’s Harbin ZHLD contributed approximately $430,000 in cash for a 49.02% equity interest in Harbin Media. Harbin Daily contributed approximately $445,000 towards the registered capital for a 50.98% equity interest. Harbin ZHLD will cooperate with Harbin Daily to run the newspaper, “Scientific Discovery” under the joint venture. The transaction closed on July 7, 2008.

“Scientific Discovery” was established in October 2001 to popularize scientific information and knowledge with Chinese citizens, and it has won strong brand recognition and a loyal readership in Heilongjiang province. In 2007, the “Scientific Discovery” circulation per week rose to approximately 60,000 sets, which generated total revenues of $1.1 million during the year.

Harbin Daily has assigned all its rights in “Scientific Discovery” exclusively to the joint venture company. China Education Alliance’s Harbin ZHLD subsidiary plans to publish this newspaper twice per week, and expand distribution of the publication on a national basis. The first publication will target primary and middle school students by providing pertinent and authoritative after-school tutorship materials, which will be synchronized with students’ syllabi. The educational materials will be prepared by top-ranked educational experts and professors. The second publication will target the general population by providing scientific information and guidance in daily life.

“We are excited about the opportunity presented by Harbin Media. “Scientific Discovery” is a high quality educational media distribution platform, which creates an additional channel to provide educational materials in readable newspaper form, besides the Company’s online and on-site channels. In addition, by cooperating with Harbin Daily we will have access to their expertise, resources and relationships to further facilitate the newspaper’s market penetration. In turn, we should benefit from expansion of our business, as well as improve our brand recognition in China as the newspaper expands nationwide,” commented Mr. Xiqun Yu, Chairman and CEO of China Education Alliance, “The newspaper should serve to promote the China Education Alliance brand while minimizing advertising expenses to facilitate our nationwide expansion, win the long-term loyalty of readers, as well as generate considerable revenue at the same time. By the end of 2009, we expect the weekly newspaper sales volumes to reach up to 150,000 sets, and to generate $3.6 million in total revenues during 2009 as the increased circulation should enable us to command greater advertising rates.”

About China Education Alliance, Inc.

The Company is an educational resource company offering high-quality educational programs and training through both online networks and an on-site training center. The Company’s products include online test preparation materials, researchers’ materials, study guides, and audio recordings, vocational training services and vocational certifications. The Company conducts educational services through three main channels: a large educational online portal, educational software and media, and education and vocational training centers. The Company is currently selling educational products and services to families, provincial education officials, administrators, schools and teachers in China. The Company’s website is: http://www.chinaeducationalliance.com.

Safe Harbor Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company’s products, changes to government regulations, risk associated with operation of the Company’s new facilities, risk associated with large scale implementation of the company’s business plan, the ability to attract new customers, ability to increase its product’s applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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